Exhibit 8.1

January 15, 2010

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Ladies and Gentlemen:

We have acted as counsel to Google Inc., a Delaware corporation (“Parent”), in connection with the preparation and execution of the Agreement and Plan of Merger, dated as of August 4, 2009, by and among Parent, On2 Technologies, Inc., a Delaware corporation (“Company”) and Oxide Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 7, 2010, by and among Parent, Company, Merger Sub I and Oxide LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II”) (as amended, the “Agreement”). Pursuant to the Agreement, (i) Merger Sub I will merge with and into Company (the “First Step Merger”), with Company as the surviving entity of the First Step Merger and (ii) as soon as practicable following the First Step Merger and as part of a single integrated transaction with the First Step Merger, Parent will cause Company to merge with and into Merger Sub II, a disregarded entity for U.S. federal income tax purposes, with Merger Sub II continuing as the surviving entity (the “Second Step Merger,” and taken together with the First Step Merger, the “Integrated Merger”).

The Integrated Merger and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 of Parent, as amended (the “Registration Statement”), which includes the proxy statement/prospectus/information statement relating to the Integrated Merger, as amended by the prospectus supplement (as amended, the “Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement or the Registration Statement.

In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, without any independent investigation or examination thereof (i) that the Integrated Merger will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Prospectus, the First Step Merger and the Second Step Merger will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through the effective time of the Second Step Merger (the “Effective Time”) of the tax representation letters to be delivered to us by Parent, Merger Sub I, Merger Sub II, and Company; (iii) the continuing truth and accuracy at all times through the Effective Time of the statements, representations and warranties made by Parent, Merger Sub I, Merger Sub II, and Company in the Agreement or the Prospectus or otherwise made to us; and (iii) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of Parent, Merger Sub I, Merger Sub II, or Company or similarly qualified are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.

Google Inc.

January 15, 2010

Based upon and subject to the foregoing, and to the limitations, qualifications, assumptions, and caveats set forth herein and in the Prospectus, the statements of law and legal conclusions contained in the Registration Statement under the caption “Update to Material U.S. Federal Income Tax Consequences of the Integrated Merger,” constitute the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the material U.S. federal income tax consequences of the Integrated Merger.

This opinion represents and is based upon our best judgment regarding current U.S. federal income tax laws including the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Because this opinion is being delivered prior to the Effective Time, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Integrated Merger, or that contrary positions may not be taken by the Internal Revenue Service or the courts. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion addresses only matters set forth herein. This opinion does not address any other U.S. federal tax consequences or any state, local, or non-U.S. tax consequences that may result from the Integrated Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Integrated Merger).

We hereby consent to the filing of this opinion on Form 8-K. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Integrated Merger, including the Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation